Exhibit 3.2

AMENDMENT NO. 1 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

SUSSER PETROLEUM PARTNERS LP

October 27, 2014

This Amendment No. 1 (this “Amendment No. 1”) to the First Amended and Restated Agreement of Limited Partnership of Susser Petroleum Partners LP (the “Partnership”), dated as of September 25, 2012 (the “Partnership Agreement”) is hereby adopted effective as of October 27, 2014, by Sunoco GP LLC, formerly Susser Petroleum Partners GP LLC (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, the sole member of the General Partner (the “Sole Member”) on October 15, 2014 caused the filing of an amendment to the certificate of formation of the General Partner in the office of the Secretary of State of the State of Delaware changing the General Partner’s name from “Susser Petroleum Partners GP LLC” to “Sunoco GP LLC” effective October 27, 2014;

WHEREAS, Section 2.2 of the Partnership Agreement provides that the General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners;

WHEREAS, the Sole Member and the board of directors of the General Partner each have authorized and instructed the General Partner to take all actions necessary, desirable or appropriate to change the name of the Partnership from “Susser Petroleum Partners LP” to “Sunoco LP”;

WHEREAS, the General Partner on October 15, 2014 filed an amendment to the Partnership’s certificate of limited partnership in the office of the Secretary of State of the State of Delaware effecting such change in the Partnership’s name effective October 27, 2014;

WHEREAS, Section 13.1(a) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement and, among other things, execute, deliver, file and record whatever documents may be required, in order to reflect a change in the name of the Partnership;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.    Amendments.

(a)         The name of the Partnership Agreement is hereby amended and restated as follows:

“First Amended and Restated Agreement of Limited Partnership of Sunoco LP.”

(b)         Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions in the appropriate alphabetical order:

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Sunoco LP, as it may be amended, supplemented or restated from time to time.

“General Partner” means Sunoco GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“Partnership” means Sunoco LP, a Delaware limited partnership.

(c)          The first sentence of Section 2.2 of the Partnership Agreement is hereby replaced with the following:

“Name.  The name of the Partnership shall be “Sunoco LP”.”

Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3.    The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.

Section 4.    This Amendment No. 1 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

SUNOCO GP LLC

By:	/s/ Mary E. Sullivan
Name: Mary E. Sullivan
Title: Chief Financial Officer